Exhibit 8.2

ARRIS International Limited 20-22 Bedford Row London WC1R 4JS	Herbert Smith Freehills LLP Exchange House Primrose Street London EC2A 2EG T +44 (0)20 7374 8000 F +44 (0)20 7374 0888 DX28 www.herbertsmithfreehills.com Our ref Your ref Date 11 September 2015

Ladies and Gentlemen:

We have acted as UK tax counsel for ARRIS International Limited (a private limited company organised under the laws of England and Wales and a direct wholly-owned subsidiary of ARRIS Group, Inc., a Delaware corporation (“ARRIS”)) (the “Company”), in connection with (1) the proposed acquisition by the Company of all outstanding shares of Pace plc (a public company organised under the laws of England and Wales) (“Pace”), by means of a court sanctioned scheme of arrangement (the “Scheme”), pursuant to the Scheme Document of Pace to be posted to the shareholders of Pace (the “Scheme Document”) and (2) the proposed merger (the “Merger”, together with the Scheme, the “Combination”) of ARCHIE U.S. Merger LLC (a Delaware limited liability company and indirect wholly owned subsidiary of the Company) (“Merger Sub”), with and into ARRIS, pursuant to the Agreement and Plan of Merger, dated as of April 22, 2015 (the “Merger Agreement”), by and among the Company, ARRIS, Archie U.S. Holdings LLC (a Delaware limited liability company and direct wholly owned subsidiary of the Company) and Merger Sub, with ARRIS as the surviving company and an indirect wholly-owned subsidiary of the Company.

The Combination is described in the Registration Statement on Form S-4 of the Company under the Securities Act of 1933 (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on 2 July 2015 (as the same may be amended from time to time, the “Registration Statement”), which includes the proxy statement/prospectus for the ordinary shares in the share capital of the Company, with a current nominal value of £0.01 each (the “Ordinary Shares”), to be delivered to the shareholders of ARRIS.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion, including, without limitation, the Merger Agreement, the draft Scheme Document and the Registration Statement.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed, without independent investigation or verification of any kind, that all parties other

Date 11 September 2015 Letter to ARRIS International Limited

than the Company had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed, without independent investigation or verification of any kind, the due authorization by all requisite action, corporate or other, and the valid execution and delivery, by such parties of such documents and the validity and binding effect thereof on such parties.

As to any facts material to this opinion which we did not independently establish or verify, we have relied on oral or written statements and representations of officers and other representatives of the Company. We have assumed that any draft of documents reviewed by us would have been executed in substantially the form reviewed by us. Our opinion is conditioned on the initial and continuing accuracy of all the facts, information, analyses, statements, representations and assumptions referred to herein.

We express no opinion on any law other than the tax law of the United Kingdom as it stands at the date of this opinion. This opinion and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law.

Based on the facts and assumptions, and subject to the limitations set forth herein and in the Registration Statement, it is our opinion that the statements contained under the captions (i) “Certain United Kingdom Tax Considerations” (ii) “Risk Factors — Following the completion of the transaction, a future transfer of your New ARRIS shares, other than one effected by means of the transfer of book-entry interests in the Depository Trust Company (“DTC”), may be subject to UK stamp duty” and (iii) “Risk Factors — New ARRIS shares received by means of a gift or inheritance could be subject to UK inheritance tax”, in each case to the extent they describe UK tax laws or legal conclusions with respect thereto, are accurate summaries of the matters described therein in all material respects and such statements constitute our opinion.

We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the reference to Herbert Smith Freehills LLP under the caption “Legal Matters” in the proxy statement/prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Herbert Smith Freehills

Herbert Smith Freehills

Herbert Smith Freehills LLP and its subsidiaries and Herbert Smith Freehills, an Australian Partnership, are separate member firms of the international legal practice known as Herbert Smith Freehills.

Herbert Smith Freehills LLP is a limited liability partnership registered in England and Wales with registered number OC310989. It is authorised and regulated by the Solicitors' Regulation Authority of England and Wales. A list of the members and their professional qualifications is open to inspection at the registered office, Exchange House, Primrose Street, London EC2A 2EG. We use the word partner of Herbert Smith Freehills LLP to refer to a member of Herbert Smith Freehills LLP, or an employee or consultant with equivalent standing and qualifications.

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